Exhibit 21.1
VCG Holding Corp.
List of Subsidiaries
December 31, 2009

State of
Name	DBA	Organization
VCG Phoenix Corp. (inactive)		Arizona
VCG-IS, LLC	Imperial Showgirls Gentlemen’s Club	California
Bradshaw Hotel, Inc.		Colorado
Denver Restaurant Concepts LP	PT’s® Showclub	Colorado
Glenarm Restaurant LLC	Diamond Cabaret®	Colorado
Glendale Restaurant Concepts LP	The Penthouse® Club	Colorado
International Entertainment Consultants, Inc.	IEC	Colorado
Stout Restaurant Concepts, Inc.	La Boheme Gentlemen’s Club	Colorado
VCG CO Springs, Inc.	PT’s® Showclub	Colorado
VCG Licensing, Inc. (inactive)		Colorado
VCGH Properties, Inc.		Colorado
VCG Real Estate Holdings, Inc.	VCG Real Estate	Colorado
VCG Restaurants Denver, Inc.	PT’s® All Nude	Colorado
Kenja II, Inc.	PT’s® Showclub	Florida
Kenja Venture, Inc.	PT’s® Showclub	Florida
Cardinal Management LP	PT’s® Showclub	Illinois
IRC LP	The Penthouse® Club	Illinois
MRC LP	PT’s® Sports Cabaret	Illinois
Platinum of Illinois, Incorporated	PT’s® Brooklyn	Illinois
RCC LP	Roxy’s	Illinois
Indy Restaurant Concepts, Inc.	PT’s® Showclub	Indiana
Kentucky Restaurant Concepts, Inc.	PT’s® Showclub	Kentucky
Kenkev II, Inc.	PT’s® Showclub	Maine
4th Street Partnership LP		Minnesota
Classic Affairs, Inc.	Schieks Palace Royal	Minnesota
Good Cheer, Inc.		North Carolina
Raleigh Restaurant Concepts, Inc.	The Men’s Club®	North Carolina
VCG-FL, LLC (in process of being dissolved)		Rhode Island
Kenkev, Inc.		South Carolina
Golden Productions JGC Fort Worth, LLC	Jaguar’s Gold Club	Texas
Manana Entertainment, Inc.	Jaguar’s Gold Club	Texas